Exhibit 99.1

PRESS RELEASE

SONY PICTURES DIGITAL ACQUIRES

SONIC FOUNDRY’S DESKTOP SOFTWARE ASSETS

Sony Pictures Digital plans to keep employee base in Madison, Wis.

CULVER CITY, CA & MADISON, WI—July 31, 2003—Sony Pictures Digital and Sonic Foundry®, Inc. (NASDAQ:SOFO) announced today that Sony Pictures Digital has acquired all of Sonic Foundry’s desktop software products and related assets for $19 million cash, certain other consideration and assumption of certain trade payables, accrued liabilities and capital leases associated with the desktop software business. The closing of the transaction follows the approval from Sonic Foundry stockholders yesterday at the Company’s annual meeting.

Sony Pictures Digital plans to maintain the desktop software products business in Madison. Approximately 70 former Sonic Foundry employees will be working for Sony Pictures Digital out of Sonic Foundry’s former facilities on Sherman Ave. Sony Pictures Digital is eager to become a visible corporate citizen in the community, and has already met with area leaders from government and business. Sonic Foundry will continue to operate its rich media communications business with approximately 30 employees in downtown Madison.

“Sony Pictures Digital is dedicated to the application of talent and technology to create consumer-friendly products and services. The quality of Sonic Foundry’s development team and award-winning software solutions give us the opportunity to offer the best possible products on the market,” said Patrick Kennedy, executive vice president of Sony Pictures Digital. “The Madison area has demonstrated a commitment to the continued development of technology-based businesses and we look forward to joining this community.”

Existing products, such as the industry-leading ACID®, Sound Forge® and Vegas® Series of software products, as well as other related assets, are expected to continue in the marketplace. New versions of Screenblast® Movie Studio™ and Screenblast ACID 4.0 software will be available at the end of August. Additional plans regarding specific software will be announced as they develop.

“We are excited to be entering a new era in Sonic Foundry’s lifecycle,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Consummation of our agreement with Sony allows us to concentrate on building upon our position in the fast-growing rich media communications market. It also allows Sony to take a strong foundation of technology, people and customers we assembled with our desktop software products, integrate it with their own offerings, and create even broader solutions in the future. It offers constituencies of both companies – customers, employees and shareholders – the best opportunity for continuing success moving forward.”

“The sale represents the culmination of a long process that began with a focus on cost reductions and higher margin sales during the general economic downturn, and has resulted in a strong balance sheet,” Buinevicius continued.

At the heart of the new Sonic Foundry is Mediasite Live™, an award-winning rich media communications system used by a growing number of education, corporate and government customers for Webcasting, distance education, online training, corporate communications and a host of related applications.

Screenblast, which first debuted in September 2001, gives the consumer the ability to create, enhance and share their digital videos, music and photos with a combination of a powerful software suite and an easy-to-use online service for sharing and personalizing consumers’ media. Screenblast Movie Studio and Screenblast Music Studio™ (now known as Screenblast ACID 4.0 software) have been available through retail outlets since October 2002.

About Sony Pictures Digital

Sony Pictures Digital oversees the digital production and online assets of Sony Pictures Entertainment (SPE) and consists of four key operating business units: Sony Pictures Animation, Sony Pictures Imageworks, Sony Online Entertainment and Sony Pictures Digital Networks which includes SoapCity, Screenblast, Sony Pictures mobile and wireless services, the studio’s online promotional arm SPiN, and the UK interactive television service GoPlayTV. By making information and entertainment available anywhere, anytime on any connected device, Sony Pictures Digital is exploring new technology that links hardware with software in ways that advance the current boundaries of the entertainment landscape. For more information, please visit www.sonypictures.com.

About Sonic Foundry®, Inc.

Founded in 1991, Sonic Foundry (NASDAQ: SOFO) has repositioned itself as a provider of rich media communications technology for the enterprise. The Company offers systems for capturing, creating and indexing media presentations for government, business and education applications. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company’s Website at www.sonicfoundry.com.

Contacts for Sonic Foundry

Media Contact:

Terri Douglas

Catapult PR-IR

(303) 581-7760, ext. 18

tdouglas@catapultpr-ir.com

Investor Contact:

Rob Schatz

Strategic Growth International, Inc.

212-838-1444

rob@sgi-ir.com

Contacts for Sony Pictures Digital:

Don Levy

310-840-7315

dlevy@sonypictures.com

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

This news release does not constitute an offer to sell or the solicitation of an offer to buy our securities, nor will there be any sale of our securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.